Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2020 Fourth Quarter Earnings

Contact: Linda Simmons, EVP, CFO

Brockton, Massachusetts (January 28, 2021): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $17.6 million, or $0.33 per basic and diluted share, for the fourth quarter of 2020, compared to $11.9 million, or $0.22 per basic and diluted share, for the preceding quarter and $4.3 million, or $0.08 per basic and diluted share, for the same period last year. For the year ended December 31, 2020, net income was $44.8 million, or $0.82 per basic and diluted share, compared to $18.3 million, or $0.33 per basic and diluted share, for the year ended December 31, 2019. The quarter and year ended December 31, 2020 reflect charges of $1.7 million and $19.6 million, respectively, to the provision for loan losses and $47,000 and $1.8 million, respectively, to non-interest expense related to the COVID-19 pandemic.

Selected Fourth Quarter Financial Highlights:

●	Record EPS with net income of $17.6 million
●	Allowance for loan loss at 1.59% of loans and 1.64% of loans, excluding Paycheck Protection Program loans
●	Mortgage banking income grew to $31.9 million, or 145.6% as compared to the fourth quarter 2019
●	Net interest margin expanded 13 basis points to 3.22%
●	Return on average assets was 1.61% and return on average equity was 10.13%
●	Continued commercial loan growth providing expanded commercial deposit growth
●	Deposit growth of $140.3 million, or 4.2%, with improved cost of funds and favorable mix

“We’re pleased that the momentum we had in Q3 continued into Q4. It’s a testament to the tremendous teamwork and commitment to our customers during a very challenging time,” said James Blake, CEO.  “While the pandemic presented both personal and professional challenges for most of us, it forced us to rethink many aspects of our business. As a result we will be a better company moving forward,” added Joseph Casey, President and COO. “We’re very focused on continuing to deliver a tremendous customer experience.”

Net Interest Income

The Company’s net interest and dividend income was $32.8 million for the quarter ended December 31, 2020, up $1.6 million, or 5.1%, from $31.2 million for the quarter ended September 30, 2020 and up $4.5 million, or 15.6%, from $28.3 million for the quarter ended December 31, 2019. The tax equivalent interest rate spread and net interest margin were 3.03% and 3.22%, respectively, for the quarter ended December 31, 2020, compared to 2.87% and 3.09%, respectively, for the quarter ended September 30, 2020, and 2.70% and 3.08%, respectively, for the quarter ended December 31, 2019. The improvement in net interest margin was largely driven by the decrease in deposit rates. The recognition of origination fees on U.S. Small Business Administration Paycheck Protection Program loans contributed to improved margins in the fourth quarter of 2020. It is expected that interest rates will remain low and that the economic environment will continue to be volatile as the impact of the COVID-19 pandemic is realized.

The components of the quarter over quarter increase in net interest and dividend income reflected an increase of $673,000, or 1.8%, in total interest and dividend income and a decrease of $909,000, or 15.5%, in total interest expense. The increase in total interest and dividend income primarily reflected an increase of $29.4 million in average earning assets and a 4 basis point increase in the yield. The yield on loans was 4.00% for the quarter ended December 31, 2020, up from 3.94% for the quarter ended September 30, 2020. The three months ended December 31, 2020 and September 30, 2020 include the recognition of deferred fees on Paycheck Protection Program loans in the amount of $1.3 million and $653,000, respectively. Interest on loans in the fourth quarter included $1.4 million in accretion income from the fair value discount on loans acquired from Coastway Bancorp, Inc. (“Coastway”) and $244,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the preceding quarter were $1.6 million and $140,000, respectively.

The decrease in total interest expense primarily reflected a decrease in interest rates, resulting in an 11 basis point decrease in the cost of interest-bearing deposits. The mix of deposits continues to shift as customers move to more liquid options. The average balance of certificates of deposit accounts decreased quarter over quarter by $34.1 million, while the savings account average balance increased $71.0 million from the preceding quarter. Average FHLB advances decreased $30.0 million as the need for short-term borrowed funds diminished, and the cost of borrowed funds remained flat, resulting in a decrease of $164,000 in interest expense on FHLB borrowings.

The increase in net interest and dividend income from the prior year quarter reflected a decrease of $6.4 million, or 56.4%, in total interest expense, partially offset by a $2.0 million, or 5.0%, decrease in total interest and dividend income. The decreases reflect offsetting rate and volume changes in both interest-bearing assets and liabilities. The cost of interest-bearing liabilities decreased 94 basis points while the average balance increased $140.0 million. The yield on interest-earning assets decreased 61 basis points while the average balance increased $396.1 million.

Noninterest Income

Total noninterest income decreased $7.3 million, or 16.4%, to $37.2 million for the quarter ended December 31, 2020, from $44.5 million for the quarter ended September 30, 2020. Record-breaking mortgage demand spurred by low mortgage rates continued to provide higher than usual mortgage origination activity and other mortgage banking income for HarborOne Mortgage, LLC. The $813.2 million in mortgage loan closings resulted in a gain on loan sales of $28.3 million for the quarter ended December 31, 2020, as compared to $34.1 million for the preceding quarter. Other mortgage banking income increased $395,000. Residential mortgage loan payoffs resulted in accelerated amortization of mortgage servicing rights in the amount of $1.4 million and $1.1 million for the three months ended December 31, 2020 and September 30, 2020, respectively. The 10-year Treasury Constant Maturity rate increased 24 basis points in the fourth quarter of 2020, resulting in a $366,000 increase in fair value of mortgage servicing rights. The fair value of the mortgage servicing rights decreased $2.6 million for the year ended December 31, 2020. The low interest rate environment spurred increased purchase and refinance activity during the year, continuing into the first quarter of 2021 with a locked residential mortgage pipeline at December 31, 2020 of $485.4 million; however, seasonality, economic uncertainty and increased unemployment rates may have a negative impact on mortgage loan originations in the future.

Total noninterest income increased $19.0 million, or 105.0%, as compared to the quarter ended December 31, 2019, primarily due to an $18.9 million, or 145.6%, increase in mortgage banking income primarily driven by volume. The 2019 quarterly results also include a write down to fair value of the former Coastway corporate office in Warwick, Rhode Island, which was sold during 2020.

Noninterest Expense

Total noninterest expenses were $41.4 million for the quarter ended December 31, 2020, a decrease of $4.3 million, or 9.4%, from the quarter ended September 30, 2020, primarily driven by a $2.7 million decrease in compensation and benefits, a $926,000 decrease in other expenses, a $346,000 decrease in loan expense, and a $206,000 decrease in professional fees. The decrease in compensation and benefits reflects timing of accruals for incentive programs and severance payments paid in the third quarter of 2020 as a result of the staff realignment. The decrease in other expenses reflects a $196,000 decrease in foreclosed asset expense and a $123,000 decrease in amortization of core deposit intangibles. Other expenses for the three months ended September 30, 2020 also included a write off of $217,000 for fixed assets. For the three months ended December 31, 2020, pandemic expenses, which are also included in other expenses, amounted to $47,000 compared to $71,000 in the preceding quarter. Due to the uncertain nature of the COVID-19 pandemic, we may continue to have additional expenses for personnel, cleaning, and other initiatives to support our employees and customers.

Total noninterest expenses increased $2.7 million, or 7.0%, from the quarter ended December 31, 2019. Compensation and benefits increased $3.4 million and loan expenses increased $950,000, partially offset by a $1.2 million decrease in professional fees and a $777,000 decrease in other expenses. The increase in compensation and benefits and loan expenses primarily reflected the increased volume of residential real estate mortgage originations. The decrease in professional fees reflects $712,000 in consulting fees recorded in the fourth quarter of 2019 for the review of filings effected by the Home Mortgage Disclosure Act and no such expense in 2020. The decrease in other expenses reflects a decrease in the Board of Director’s equity award expense of $361,000, as original grants were fully vested in the third quarter of 2020.

Income Tax Provision

The effective tax rate was 15.7% for the quarter ended December 31, 2020, compared to 27.7% for the quarter ended September 30, 2020 and 33.6% for the quarter ended December 31, 2019. The effective tax rate for the quarter ended December 31, 2020 was impacted by a 2016 federal tax refund of $1.9 million recognized on the expiration of the statute of limitations.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $7.6 million for the quarter ended December 31, 2020, compared to $13.5 million for the quarter ended September 30, 2020 and $1.3 million for the quarter ended December 31, 2019. The allowance for loan losses was $55.4 million, or 1.59%, of total loans at December 31, 2020, compared to $49.2 million, or 1.40%, of total loans at September 30, 2020 and $24.1 million, or 0.76%, of total loans at December 31, 2019. Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended December 31, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $1.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The current period allowance for loan losses reflects an additional provision expense and charge-off in the amount of $937,000 related to two non-performing commercial loans that were transferred out of portfolio and subsequently sold during the quarter ended December 31, 2020. The provision for loan losses for the quarter ended September 30, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $10.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The provision for loan losses for the quarter ended December 31, 2019 primarily reflected commercial real estate loan growth and overall credit quality indicators.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, the loan risk profile of each loan type, and whether the loans were purchased. An additional 10 basis points of provisions were provided to the commercial loan categories for the three months ended December 31, 2020, amounting to $1.7 million. No additional provisions specific to COVID-19 were provided for the residential real estate or consumer loan portfolios in the fourth quarter.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of the expected decrease in economic activity, the mitigating effects of government stimulus, and loan modification efforts designed to limit the long term impacts of the COVID-19 pandemic. Our commercial loan portfolio is diversified across many sectors and is largely secured by commercial real estate loans, which make up 73.3% of the total commercial loan portfolio. Initial assessments of the impact of the COVID-19 pandemic on the commercial loan portfolio have been focused on sectors that have experienced a direct impact. Management has identified six sectors as the most susceptible to immediate increased credit risk: retail, office space, hotels, health and social services, restaurants, and recreation. The total loan portfolio of the six commercial sectors identified as at risk totaled $948.5 million, which represents 44.8% of the commercial loan portfolio. The at-risk sectors include $735.7 million in commercial real estate loans, $184.7 million in commercial and industrial loans, and $28.2 million in commercial construction loans.

As of December 31, 2020, the retail sector was $261.8 million, or 12.4% of total commercial loans, and included $219.8 million in commercial real estate loans, $28.6 million in commercial and industrial loans, and $13.4 million in commercial construction loans. U.S. Small Business Administration Paycheck Protection Program loans included in this sector totaled $4.5 million. We have provided deferrals for loans in this sector with outstanding principal balances of $46.7 million. We originated $4.5 million loans during the fourth quarter that are within the retail sector. The new loans are supported by leases to credit-related tenants such as pharmacy and grocery stores, which have been essential businesses during the pandemic.

As of December 31, 2020, the office space sector was $210.3 million, or 9.9% of total commercial loans, and included $193.1 million in commercial real estate loans, $16.3 million in commercial and industrial loans, and $854,000 in commercial construction loans. We provided deferrals for loans in the sector with outstanding principal balances of $13.4 million. No Paycheck Protection Program loans were originated in this sector. We originated $2.0 million loans during the fourth quarter that are within the office space sector.

As of December 31, 2020, the hotel sector was $201.0 million, or 9.5% of total commercial loans, and included $190.3 million in commercial real estate loans, $2.6 million in commercial and industrial loans, and $8.0 million in commercial construction loans. Paycheck Protection Program loans included in the sector totaled $444,000. We have provided deferrals for loans in this sector with outstanding principal balances of $120.4 million, $93.8 million that have expired deferral periods and are paying as agreed, and $254,000 that have expired deferral periods and are greater than 30 days delinquent. In addition, we have provided other relief for loans in this sector with outstanding principal balances of $81,000. At December 31, 2020, nonperforming loans included in the hotel sector amount to $12.2 million. The increase from the third quarter reflects one loan that amounted to $9.0 million that is on nonaccrual and is considered impaired. This loan’s deferral period expires in the second quarter of 2021, however it was determined in the fourth quarter that weaknesses in the credit warranted a downgrade to substandard and nonaccrual status. A specific reserve of $1.8 million has been allocated to this loan. We originated $6.1 million loans during the fourth quarter that are within the hotel sector.

The health and social services sector amounted to $199.3 million, or 9.4% of total commercial loans, as of December 31, 2020 and included $107.5 million in commercial real estate loans, $90.7 million in commercial and industrial loans, and $1.0 million in commercial construction loans. Paycheck Protection Program loans included in the sector totaled $36.2 million, and we have provided deferrals for loans in this sector with outstanding principal balances of $12.6 million. We originated $14.3 million loans during the fourth quarter that are within this sector. The loans originated in the fourth quarter were generally owner occupied commercial real estate supported by stable and diverse medical practices.

As of December 31, 2020, the restaurant sector amounted to $55.0 million, or 2.6% of total commercial loans, including $7.3 million in Paycheck Protection Program loans. We provided deferrals for loans in this sector with outstanding principal balances of $13.5 million. The recreation sector amounted to $21.3 million, or 1.0% of total commercial loans, including $1.8 million in Paycheck Protection Program loans. We provided deferrals for loans in this sector with outstanding principal balances of $15.7 million. During the fourth quarter two non-performing loans that were included in the recreation sector in previous quarters, with a recorded investment of $10.9 million, were sold and a charge off of $937,000 was recorded.

We provided access to the Paycheck Protection Program to both our existing customers and new customers, to ensure small businesses in our communities have access to this important lifeline for their businesses. As of December 31, 2020, Paycheck Protection Program loans amounted to $126.5 million. As of December 31, 2020, there was $2.7 million in deferred processing fee income that will be recognized over the life of the loans.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of December 31, 2020, we have provided 171 payment deferrals on commercial loans with a total principal balance of $295.3 million, or 14.0%, of total commercial loans, of which $222.2 million are loans included in an at risk sector. As of December 31, 2020, 90.8% of the commercial deferrals have expired and the borrower is making payments as agreed, 0.09% of the commercial deferrals have expired and the borrower is delinquent, and 9.1% are in active deferral period. The active commercial deferrals expire during 2021. We have also provided $4.6 million loans with other accommodations. We continue to consider requests for additional deferrals or new deferrals at December 31, 2020 for commercial credits.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of December 31, 2020; however, the continuing impact and uncertain nature of the COVID-19 pandemic may result in increases in delinquencies, charge offs and loan modifications in these portfolios through the remainder of 2021. As of December 31, 2020, we had provided 172 payment deferrals on residential mortgage loans with a total principal balance of $51.9 million, or 4.7% of total residential loans, of which 86.1% of the deferrals have expired and are paying as agreed and 5.4% are in active deferral periods. We had 495 payment deferrals on consumer loans with a total principal balance of $11.6 million, or 4.2%, of total consumer loans, of which 93.5% of the deferrals have expired and are paying as agreed. Requests for additional extensions on residential mortgage loans and consumer loans were not significant as of December 31, 2020.

Net charge offs totaled $1.4 million for the quarter ended December 31, 2020, or 0.16% of average loans outstanding on an annualized basis, compared to $338,000, or 0.04% of average loans outstanding on an annualized basis, for the quarter ended September 30, 2020 and $235,000, or 0.03% of average loans outstanding on an annualized basis, for the quarter ended December 31, 2019. Net charge offs for the quarter ended December 31, 2020 include a charge off in the amount of $937,000 recorded on the sale of two nonperforming commercial loans.

Total nonperforming assets were $34.7 million at December 31, 2020, compared to $41.0 million at September 30, 2020 and $31.0 million at December 31, 2019. Nonperforming assets as a percentage of total assets were 0.77% at December 31, 2020, 0.93% at September 30, 2020, and 0.76% at December 31, 2019. The decrease from the preceding quarter is primarily due to the two commercial loans noted above that were sold and amounted to $10.9 million.

Balance Sheet

Total assets increased $55.3 million, or 1.2%, to $4.48 billion at December 31, 2020 from $4.43 billion at September 30, 2020. The increase primarily reflects an increase of $65.8 million in short-term investments and an $18.2 million increase in loans held for sale, partially offset by a $27.4 million decrease in net loans.

Net loans decreased $27.4 million, or 0.08%, to $3.44 billion at December 31, 2020 from $3.47 billion at September 30, 2020. The net decrease in loans for the three months ended December 31, 2020 was primarily due to decreases in commercial construction loans of $112.6 million, commercial and industrial loans of $15.7 million, consumer loans of $38.9 million and residential real estate loans of $25.1 million, partially offset by an increase in commercial real estate loans of $171.2 million. The changes in commercial real estate loans and commercial construction loans reflect $79.2 million of commercial construction loans that converted to commercial real estate loans at the end of the construction phase. Additionally, two non-performing commercial construction loans with a net book value of $10.9 million were sold at a loss of $937,000. The allowance for loan losses increased $6.2 million, or 12.5% to $55.4 million at December 31, 2020 from $49.2 million at September 30, 2020 as provisions continue to be made in response to portfolio risks as a result of COVID-19 pandemic.

Total deposits increased $140.3 million, or 4.2%, to $3.51 billion at December 31, 2020 from $3.37 billion at September 30, 2020. Compared to the prior quarter, non-certificate accounts increased $193.9 million and term certificate accounts decreased $53.6 million. FHLB borrowings decreased $87.0 million, or 36.9%, to $149.1 million at December 31, 2020 from $236.1 million at September 30, 2020.

Total stockholders’ equity was $696.3 million at December 31, 2020, compared to $694.1 million at September 30, 2020 and $665.8 million at December 31, 2019. The Company adopted a share repurchase program on September 3, 2020 to repurchase up to approximately 5% of the Company’s outstanding shares and repurchased 1,533,500 shares in the fourth quarter of 2020 recorded in treasury stock on the balance sheet. The tangible common equity to tangible assets ratio was 14.11% at December 31, 2020, 14.23% at

September 30, 2020, and 14.81% at December 31, 2019. At December 31, 2020, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 26 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is licensed to lend in four additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; the length and extent of economic contraction as a result of the COVID-19 pandemic; the effects of continued deterioration in employment levels, general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior; turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior or adverse economic developments; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2020	2020	2020	2020	2019

Assets

Cash and due from banks	$31,777	$29,180	$30,355	$35,264	$24,464
Short-term investments	174,093	108,338	218,617	200,156	187,152
Total cash and cash equivalents	205,870	137,518	248,972	235,420	211,616

Securities available for sale, at fair value	276,498	280,308	262,710	249,789	239,473
Securities held to maturity, at amortized cost	—	—	—	—	26,372
Federal Home Loan Bank stock, at cost	8,738	11,631	15,786	13,530	17,121
Asset held for sale	—	—	8,536	8,536	8,536
Loans held for sale, at fair value	208,612	190,373	158,898	118,316	110,552
Loans:
Commercial real estate	1,551,265	1,380,071	1,317,145	1,211,435	1,168,412
Commercial construction	99,331	211,953	194,549	160,993	153,907
Commercial and industrial	464,393	480,129	456,192	317,559	306,282
Total commercial loans	2,114,989	2,072,153	1,967,886	1,689,987	1,628,601
Residential real estate	1,105,823	1,130,935	1,151,606	1,102,639	1,107,076
Consumer	273,830	312,743	354,530	391,244	435,881
Loans	3,494,642	3,515,831	3,474,022	3,183,870	3,171,558
Less: Allowance for loan losses	(55,395)	(49,223)	(36,107)	(26,389)	(24,060)
Net loans	3,439,247	3,466,608	3,437,915	3,157,481	3,147,498
Mortgage servicing rights, at fair value	24,833	20,159	16,127	13,207	17,150
Goodwill	69,802	69,802	69,802	69,802	69,802
Other intangible assets	4,370	4,694	5,141	5,588	6,035
Other assets	245,645	247,226	241,019	229,537	204,766
Total assets	$4,483,615	$4,428,319	$4,464,906	$4,101,206	$4,058,921

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$689,672	$650,336	$642,971	$439,793	$406,403
NOW accounts	218,584	202,020	199,400	174,971	165,877
Regular savings and club accounts	998,994	912,017	876,753	744,564	626,685
Money market deposit accounts	866,661	815,644	831,653	809,622	856,830
Term certificate accounts	732,298	785,871	757,897	852,274	887,078
Total deposits	3,506,209	3,365,888	3,308,674	3,021,224	2,942,873
Short-term borrowed funds	35,000	95,000	200,000	104,000	183,000
Long-term borrowed funds	114,097	141,106	141,114	181,123	171,132
Subordinated debt	34,033	34,002	33,970	33,938	33,907
Other liabilities and accrued expenses	97,962	98,220	96,693	85,782	62,215
Total liabilities	3,787,301	3,734,216	3,780,451	3,426,067	3,393,127

Common stock	584	584	584	584	584
Additional paid-in capital	464,176	463,531	462,881	461,616	460,232
Unearned compensation - ESOP	(31,299)	(31,759)	(32,218)	(32,678)	(33,137)
Retained earnings	277,312	261,304	251,032	242,080	237,356
Treasury stock	(16,644)	(1,333)	(721)	(721)	(721)
Accumulated other comprehensive income	2,185	1,776	2,897	4,258	1,480
Total stockholders' equity	696,314	694,103	684,455	675,139	665,794

Total liabilities and stockholders' equity	$4,483,615	$4,428,319	$4,464,906	$4,101,206	$4,058,921

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands, except share data)	2020	2020	2020	2020	2019

Interest and dividend income:
Interest and fees on loans	$35,274	$34,496	$33,970	$34,025	$36,195
Interest on loans held for sale	1,267	1,060	988	577	1,120
Interest on securities	1,064	1,317	1,424	1,808	1,580
Other interest and dividend income	115	175	239	759	828
Total interest and dividend income	37,720	37,048	36,621	37,169	39,723

Interest expense:
Interest on deposits	3,775	4,520	5,805	8,693	9,480
Interest on FHLB borrowings	671	835	845	1,253	1,385
Interest on subordinated debentures	524	524	524	523	524
Total interest expense	4,970	5,879	7,174	10,469	11,389

Net interest and dividend income	32,750	31,169	29,447	26,700	28,334

Provision for loan losses	7,608	13,454	10,004	3,749	1,251

Net interest and dividend income, after provision for loan losses	25,142	17,715	19,443	22,951	27,083

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	28,274	34,055	30,862	12,278	9,471
Changes in mortgage servicing rights fair value	(1,041)	(193)	(1,111)	(4,387)	625
Other	4,676	4,281	4,110	2,571	2,894
Total mortgage banking income	31,909	38,143	33,861	10,462	12,990

Deposit account fees	3,667	3,451	2,969	3,931	4,274
Income on retirement plan annuities	106	104	103	101	102
Loss on asset held for sale	—	—	—	—	(482)
Gain on sale and call of securities, net	—	—	8	2,525	—
Bank-owned life insurance income	550	560	554	551	343
Other income	949	2,203	1,143	1,296	912
Total noninterest income	37,181	44,461	38,638	18,866	18,139

Noninterest expenses:
Compensation and benefits	27,122	29,839	27,469	21,185	23,719
Occupancy and equipment	4,545	4,581	4,152	4,563	4,366
Data processing	2,235	2,119	2,277	2,180	2,251
Loan expense	2,843	3,189	2,763	1,481	1,893
Marketing	640	817	1,057	876	771
Professional fees	1,252	1,458	1,518	1,228	2,470
Deposit insurance	320	310	279	271	5
Other expenses	2,483	3,409	4,323	3,604	3,260
Total noninterest expenses	41,440	45,722	43,838	35,388	38,735

Income before income taxes	20,883	16,454	14,243	6,429	6,487

Income tax provision	3,283	4,561	3,668	1,705	2,180

Net income	$17,600	$11,893	$10,575	$4,724	$4,307

Earnings per common share:
Basic	$0.33	$0.22	$0.19	$0.09	$0.08
Diluted	$0.33	$0.22	$0.19	$0.09	$0.08
Weighted average shares outstanding:
Basic	53,947,868	54,465,339	54,450,146	54,392,465	54,208,629
Diluted	53,973,737	54,465,339	54,450,146	54,392,465	54,209,182

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Years Ended December 31,
(dollars in thousands, except share data)	2020	2019	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$137,765	$142,228	$(4,463)	(3.1)%
Interest on loans held for sale	3,892	2,767	1,125	40.7
Interest on securities	5,613	6,819	(1,206)	(17.7)
Other interest and dividend income	1,288	2,970	(1,682)	(56.6)
Total interest and dividend income	148,558	154,784	(6,226)	(4.0)

Interest expense:
Interest on deposits	22,793	37,057	(14,264)	(38.5)
Interest on FHLB borrowings	3,604	6,588	(2,984)	(45.3)
Interest on subordinated debentures	2,095	2,077	18	0.9
Total interest expense	28,492	45,722	(17,230)	(37.7)

Net interest and dividend income	120,066	109,062	11,004	10.1

Provision for loan losses	34,815	4,747	30,068	633.4

Net interest and dividend income, after provision for loan losses	85,251	104,315	(19,064)	(18.3)

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	105,469	33,557	71,912	214.3
Changes in mortgage servicing rights fair value	(6,732)	(6,241)	(491)	(7.9)
Other	15,638	10,336	5,302	51.3
Total mortgage banking income	114,375	37,652	76,723	203.8

Deposit account fees	14,018	16,294	(2,276)	(14.0)
Income on retirement plan annuities	414	402	12	3.0
Loss on disposal of asset held for sale	—	(482)	482	100.0
Gain on sale and call of securities, net	2,533	1,344	1,189	88.5
Bank-owned life insurance income	2,215	1,105	1,110	100.5
Other income	5,591	4,657	934	20.1
Total noninterest income	139,146	60,972	78,174	128.2

Noninterest expenses:
Compensation and benefits	105,615	86,787	18,828	21.7
Occupancy and equipment	17,841	17,396	445	2.6
Data processing	8,811	8,692	119	1.4
Loan expense	10,276	6,202	4,074	65.7
Marketing	3,390	3,705	(315)	(8.5)
Professional fees	5,456	5,689	(233)	(4.1)
Deposit insurance	1,180	1,035	145	14.0
Other expenses	13,819	13,105	714	5.4
Total noninterest expenses	166,388	142,611	23,777	16.7

Income before income taxes	58,009	22,676	35,333	155.8

Income tax provision	13,217	4,408	8,809	199.8

Net income	$44,792	$18,268	$26,524	145.2%

Earnings per common share:
Basic	$0.82	$0.33
Diluted	$0.82	$0.33
Weighted average shares outstanding:
Basic	54,313,368	55,731,637
Diluted	54,319,835	55,731,776

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)

	(dollars in thousands)
Interest-earning assets:
Investment securities (1)	$271,511	$1,064	1.56%	$269,477	$1,319	1.95%	$236,828	$1,595	2.67%
Other interest-earning assets	84,969	115	0.54	121,384	175	0.57	159,211	828	2.06
Loans held for sale	178,980	1,267	2.82	139,418	1,060	3.02	115,699	1,120	3.84
Loans
Commercial loans (2)	2,112,377	20,823	3.92	2,017,492	19,066	3.76	1,591,187	19,230	4.79
Residential real estate loans (2)	1,106,286	11,242	4.04	1,135,947	11,833	4.14	1,105,026	12,284	4.41
Consumer loans (2)	292,665	3,209	4.36	333,623	3,597	4.29	442,689	4,681	4.19
Total loans	3,511,328	35,274	4.00	3,487,062	34,496	3.94	3,138,902	36,195	4.57
Total interest-earning assets	4,046,788	37,720	3.71	4,017,341	37,050	3.67	3,650,640	39,738	4.32
Noninterest-earning assets	317,663			333,444			288,558
Total assets	$4,364,451			$4,350,785			$3,939,198
Interest-bearing liabilities:
Savings accounts	$968,766	621	0.26	$897,751	589	0.26	$616,008	1,202	0.77
NOW accounts	205,845	40	0.08	199,982	39	0.08	142,505	28	0.08
Money market accounts	840,674	710	0.34	825,732	745	0.36	867,066	3,109	1.42
Certificates of deposit	649,919	2,206	1.35	684,002	2,895	1.68	811,199	4,725	2.31
Brokered deposits	109,788	198	0.72	139,887	252	0.72	69,035	416	2.39
Total interest-bearing deposits	2,774,992	3,775	0.54	2,747,354	4,520	0.65	2,505,813	9,480	1.50
FHLB advances	119,763	671	2.23	149,750	835	2.22	249,102	1,385	2.21
Subordinated debentures	34,015	524	6.13	33,983	524	6.13	33,887	524	6.13
Total borrowings	153,778	1,195	3.09	183,733	1,359	2.94	282,989	1,909	2.68
Total interest-bearing liabilities	2,928,770	4,970	0.68	2,931,087	5,879	0.80	2,788,802	11,389	1.62
Noninterest-bearing liabilities:
Noninterest-bearing deposits	656,227			641,353			433,478
Other noninterest-bearing liabilities	84,387			89,319			54,022
Total liabilities	3,669,384			3,661,759			3,276,302
Total equity	695,067			689,026			662,896
Total liabilities and equity	$4,364,451			$4,350,785			$3,939,198
Tax equivalent net interest income		32,750			31,171			28,349
Tax equivalent interest rate spread (3)			3.03%			2.87%			2.70%
Less: tax equivalent adjustment		—			2			15
Net interest income as reported		$32,750			$31,169			$28,334
Net interest-earning assets (4)	$1,118,018			$1,086,254			$861,838
Net interest margin (5)			3.22%			3.09%			3.08%
Tax equivalent effect			—			—			—
Net interest margin on a fully tax equivalent basis			3.22%			3.09%			3.08%
Average interest-earning assets to average interest-bearing liabilities	138.17%			137.06%			130.90%

Supplemental information:
Total deposits, including demand deposits	$3,431,219	$3,775		$3,388,707	$4,520		$2,939,291	$9,480
Cost of total deposits			0.44%			0.53%			1.28%
Total funding liabilities, including demand deposits	$3,584,997	$4,970		$3,572,440	$5,879		$3,222,280	$11,389
Cost of total funding liabilities			0.55%			0.65%			1.40%

(1) Includes securities available for sale, except for the quarter ended December 31, 2019, which also includes securities held to maturity. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented. The yield on investments before tax equivalent adjustments for the quarters presented were 1.56%, 1.95%, and 2.64%, respectively.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Years Ended
	December 31, 2020			December 31, 2019
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

	(dollars in thousands)
Interest-earning assets:
Investment securities (1)	$264,196	$5,635	2.13%	$245,021	$6,923	2.83%
Other interest-earning assets	153,676	1,288	0.84	102,810	2,970	2.89
Loans held for sale	124,936	3,892	3.12	67,136	2,767	4.12
Loans
Commercial loans (2)	1,913,304	76,208	3.98	1,483,439	74,085	4.99
Residential real estate loans (2)	1,116,601	46,430	4.16	1,115,616	49,459	4.43
Consumer loans (2)	353,412	15,127	4.28	460,625	18,684	4.06
Total loans	3,383,317	137,765	4.07	3,059,680	142,228	4.65
Total interest-earning assets	3,926,125	148,580	3.78	3,474,647	154,888	4.46
Noninterest-earning assets	324,942			270,441
Total assets	$4,251,067			$3,745,088
Interest-bearing liabilities:
Savings accounts	$849,239	3,342	0.39	$548,746	3,032	0.55
NOW accounts	188,103	143	0.08	139,851	104	0.07
Money market accounts	832,131	5,245	0.63	853,743	12,670	1.48
Certificates of deposit	714,628	12,930	1.81	811,089	18,880	2.33
Brokered deposits	102,265	1,133	1.11	97,613	2,371	2.43
Total interest-bearing deposits	2,686,366	22,793	0.85	2,451,042	37,057	1.51
FHLB advances	192,059	3,604	1.88	286,156	6,588	2.30
Subordinated debentures	33,967	2,095	6.17	33,848	2,077	6.14
Total borrowings	226,026	5,699	2.52	320,004	8,665	2.71
Total interest-bearing liabilities	2,912,392	28,492	0.98	2,771,046	45,722	1.65
Noninterest-bearing liabilities:
Noninterest-bearing deposits	576,128			443,570
Other noninterest-bearing liabilities	78,602			51,946
Total liabilities	3,567,122			3,266,562
Total equity	683,945			478,526
Total liabilities and equity	$4,251,067			$3,745,088
Tax equivalent net interest income		120,088			109,166
Tax equivalent interest rate spread (3)			2.80%			2.81%
Less: tax equivalent adjustment		22			104
Net interest income as reported		$120,066			$109,062
Net interest-earning assets (4)	$1,013,733			$703,601
Net interest margin (5)			3.06%			3.14%
Tax equivalent effect			—			—
Net interest margin on a fully tax equivalent basis			3.06%			3.14%
Average interest-earning assets to average interest-bearing liabilities	134.81%			125.39%

Supplemental information:
Total deposits, including demand deposits	$3,262,494	$22,793		$2,894,612	$37,057
Cost of total deposits			0.70%			1.28%
Total funding liabilities, including demand deposits	$3,488,520	$28,492		$3,214,616	$45,722
Cost of total funding liabilities			0.82%			1.42%

(1) Includes securities available for sale for the year ended December 31, 2020 and securities available for sale and securities held to maturity for the year ended December 31, 2019. Interest income from tax exempt securities is computed on a tax equivalent basis using a tax rate of 21%. The yield on investments before tax equivalent adjustments was 2.12% and 2.78% for the years ended December 31, 2020 and 2019, respectively.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

	(in thousands)
Interest-earning assets:
Investment securities (1)	$271,511	$269,477	$240,025	$275,632	$236,828
Other interest-earning assets	84,969	121,384	222,840	186,619	159,211
Loans held for sale	178,980	139,418	119,047	61,548	115,699
Loans
Commercial loans (2)	2,112,377	2,017,492	1,872,349	1,647,667	1,591,188
Residential real estate loans (2)	1,106,286	1,135,947	1,123,896	1,100,177	1,105,025
Consumer loans (2)	292,665	333,623	372,929	415,317	442,689
Total loans	3,511,328	3,487,062	3,369,174	3,163,161	3,138,902
Total interest-earning assets	4,046,788	4,017,341	3,951,086	3,686,960	3,650,640
Noninterest-earning assets	317,663	333,444	334,452	314,193	288,558
Total assets	$4,364,451	$4,350,785	$4,285,538	$4,001,153	$3,939,198
Interest-bearing liabilities:
Savings accounts	$968,766	$897,751	$842,560	$686,031	$616,008
NOW accounts	205,845	199,982	187,560	158,702	142,505
Money market accounts	840,674	825,732	826,939	835,154	867,066
Certificates of deposit	649,919	684,002	730,756	794,883	811,199
Brokered deposits	109,788	139,887	66,701	92,189	69,035
Total interest-bearing deposits	2,774,992	2,747,354	2,654,516	2,566,959	2,505,813
FHLB advances	119,763	149,750	258,679	241,302	249,102
Subordinated debentures	34,015	33,983	33,951	33,919	33,887
Total borrowings	153,778	183,733	292,630	275,221	282,989
Total interest-bearing liabilities	2,928,770	2,931,087	2,947,146	2,842,180	2,788,802
Noninterest-bearing liabilities:
Noninterest-bearing deposits	656,227	641,353	585,715	419,620	433,478
Other noninterest-bearing liabilities	84,387	89,319	72,808	67,714	54,022
Total liabilities	3,669,384	3,661,759	3,605,669	3,329,514	3,276,302
Total equity	695,067	689,026	679,869	671,639	662,896
Total liabilities and equity	$4,364,451	$4,350,785	$4,285,538	$4,001,153	$3,939,198

	Annualized Yield Trend - Quarters Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest-earning assets:
Investment securities (1)	1.56%	1.95%	2.40%	2.66%	2.67%
Other interest-earning assets	0.54%	0.57%	0.43%	1.64%	2.06%
Loans held for sale	2.82%	3.02%	3.34%	3.77%	3.84%
Commercial loans (2)	3.92%	3.76%	3.91%	4.42%	4.79%
Residential real estate loans (2)	4.04%	4.14%	4.23%	4.22%	4.41%
Consumer loans (2)	4.36%	4.29%	4.27%	4.22%	4.20%
Total loans	4.00%	3.94%	4.06%	4.33%	4.58%
Total interest-earning assets	3.71%	3.67%	3.73%	4.06%	4.32%

Interest-bearing liabilities:
Savings accounts	0.26%	0.26%	0.40%	0.76%	0.77%
NOW accounts	0.08%	0.08%	0.07%	0.08%	0.08%
Money market accounts	0.34%	0.36%	0.59%	1.24%	1.42%
Certificates of deposit	1.35%	1.68%	1.91%	2.20%	2.31%
Brokered deposits	0.72%	0.72%	1.56%	1.85%	2.39%
Total interest-bearing deposits	0.54%	0.65%	0.88%	1.36%	1.50%
FHLB advances	2.23%	2.22%	1.31%	2.09%	2.21%
Subordinated debentures	6.13%	6.13%	6.21%	6.20%	6.13%
Total borrowings	3.09%	2.94%	1.88%	2.60%	2.68%
Total interest-bearing liabilities	0.68%	0.80%	0.98%	1.48%	1.62%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Performance Ratios (annualized):	2020	2020	2020	2020	2019
(dollars in thousands)

Return on average assets (ROAA)	1.61%	1.09%	0.99%	0.47%	0.44%

Return on average equity (ROAE)	10.13%	6.90%	6.22%	2.81%	2.60%

Total noninterest expense	$41,440	$45,722	$43,838	$35,388	$38,735
Less: Amortization of other intangible assets	324	447	447	447	448
Total adjusted noninterest expense	$41,116	$45,275	$43,391	$34,941	$38,287

Net interest and dividend income	$32,750	$31,169	$29,447	$26,700	$28,334
Total noninterest income	37,181	44,461	38,638	18,866	18,139
Total revenue	$69,931	$75,630	$68,085	$45,566	$46,473

Efficiency ratio (1)	58.80%	59.86%	63.73%	76.68%	82.39%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality	2020	2020	2020	2020	2019
(dollars in thousands)

Total nonperforming assets	$34,696	$40,925	$38,599	$32,134	$31,040

Nonperforming assets to total assets	0.77%	0.93%	0.86%	0.78%	0.76%

Allowance for loan losses to total loans	1.59%	1.40%	1.04%	0.83%	0.76%

Net charge offs	$1,436	$338	$286	$1,420	$235

Annualized net charge offs/average loans	0.16%	0.04%	0.03%	0.18%	0.03%

Allowance for loan losses to nonperforming loans	162.40%	122.86%	94.86%	83.52%	79.35%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
Capital and Share Related	2020	2020	2020	2020	2019
(dollars in thousands, except share data)

Common stock outstanding	57,205,458	58,342,464	58,418,021	58,418,021	58,418,021

Book value per share	$12.17	$11.90	$11.72	$11.56	$11.40

Tangible common equity:
Total stockholders' equity	$696,314	$694,103	$684,455	$675,139	$665,794
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	4,370	4,694	5,141	5,588	6,035
Tangible common equity	$622,142	$619,607	$609,512	$599,749	$589,957

Tangible book value per share (2)	$10.88	$10.62	$10.43	$10.27	$10.10

Tangible assets:
Total assets	$4,483,615	$4,428,319	$4,464,906	$4,101,206	$4,058,921
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	4,370	4,694	5,141	5,588	6,035
Tangible assets	$4,409,443	$4,353,823	$4,389,963	$4,025,816	$3,983,084

Tangible common equity / tangible assets (3)	14.11%	14.23%	13.88%	14.90%	14.81%

(1) Other intangible assets includes core deposit intangible and noncompete intangible.
(2) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2020	2019

	(in thousands)

Net interest and dividend income	$1,215	$1,000	$460	$31,969	$30,599	$27,810
Provision for loan losses	—	—	—	7,608	13,454	1,251
Net interest and dividend income, after provision for loan losses	1,215	1,000	460	24,361	17,145	26,559
Mortgage banking income:
Gain on sale of mortgage loans	28,274	34,055	9,471	—	—	—
Intersegment gain (loss)	704	645	317	(704)	(645)	(317)
Changes in mortgage servicing rights fair value	(679)	161	457	(362)	(354)	168
Other	4,347	3,947	2,527	329	334	367
Total mortgage banking income (loss)	32,646	38,808	12,772	(737)	(665)	218
Other noninterest income (loss)	3	(8)	(25)	5,269	6,326	5,174
Total noninterest income	32,649	38,800	12,747	4,532	5,661	5,392
Noninterest expense	18,624	19,156	12,257	22,548	26,300	26,161
Income (loss) before income taxes	15,240	20,644	950	6,345	(3,494)	5,790
Provision for income taxes	4,297	4,550	179	(1,672)	571	1,752
Net income (loss)	$10,943	$16,094	$771	$8,017	$(4,065)	$4,038

	HarborOne Mortgage		HarborOne Bank
	For the Years Ended		For the Years Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019

	(in thousands)

Net interest and dividend income	$3,235	$1,064	$118,217	$109,106
Provision for loan losses	—	—	34,815	4,747
Net interest and dividend income, after provision for loan losses	3,235	1,064	83,402	104,359
Mortgage banking income:
Gain on sale of mortgage loans	105,469	33,556	—	1
Intersegment gain (loss)	3,148	1,183	(3,148)	(1,183)
Changes in mortgage servicing rights fair value	(4,356)	(4,810)	(2,376)	(1,431)
Other	14,278	8,842	1,360	1,494
Total mortgage banking income (loss)	118,539	38,771	(4,164)	(1,119)
Other noninterest income (loss)	(138)	(45)	24,909	23,365
Total noninterest income	118,401	38,726	20,745	22,246
Noninterest expense	66,859	39,753	98,354	100,688
Income before income taxes	54,777	37	5,793	25,917
Provision (benefit) for income taxes	12,964	(77)	527	5,019
Net income	$41,813	$114	$5,266	$20,898

HarborOne Bancorp, Inc.

COVID Loans at Risk

(Unaudited)

	At Risk Sectors
									Percent
				Health			Total		at risk
				and Social			at risk	Total	sector
	Retail	Office	Hotel	Services	Restaurants	Recreation	sectors	loans	to total

	(dollars in thousands)
Commercial real estate	$219,807	$193,137	$190,316	$107,522	$10,052	$14,831	$735,665	$1,551,265	47.4%
Commercial and industrial	28,572	16,298	2,624	90,719	34,628	6,435	179,276	464,393	38.6
Commercial construction	13,392	854	8,014	1,014	10,326	—	33,600	99,331	33.8
Total	$261,771	$210,289	$200,954	$199,255	$55,006	$21,266	$948,541	$2,114,989	44.8%

Outstanding principal, commercial deferrals	$46,701	$13,441	$120,359	$12,600	$13,462	$15,660	$222,223	$295,302	75.3%
PPP loans, net of fees	$4,451	$—	$444	$36,243	$7,278	$1,819	$50,235	$123,894	40.5%
Nonaccrual loans	$387	$—	$12,220	$245	$12	$118	$12,982	$34,101	38.1%

									% Active
									deferrals to
	Deferrals		Deferrals					Total	total
	expired &		expired &		Active		Total	outstanding	outstanding
(dollars in thousands)	paying		delinquent		deferrals		deferrals	loans	loans
	#	$	#	$	#	$
Commercial real estate	66	$225,969	—	$—	5	$25,981	$251,950	$1,551,265	1.7%
Commercial and industrial	89	42,280	2	261	9	811	43,352	464,393	0.2
Commercial construction	—	—	—	—	—	—	—	99,331	—
Total commercial loans	155	$268,249	2	$261	14	$26,792	$295,302	$2,114,989	1.3%

1-4 Family	131	$43,610	15	$4,319	10	$2,823	$50,752	$928,934	0.3%
Home Equity	15	1,065	1	43	—	—	1,108	145,672	—
Residential construction	—	—	—	—	—	—	—	31,217	—
Total residential real estate	146	$44,675	16	$4,362	10	$2,823	$51,860	$1,105,823	0.3%

Consumer	460	$10,839	17	$360	18	$399	$11,598	$273,830	0.1

Total loans	761	$323,763	35	$4,983	42	$30,014	$358,760	$3,494,642	0.9%

	Active deferrals expiring by quarter
(dollars in thousands)	3/31/2021	6/30/2021	9/30/2021	12/31/2021	Total

Commercial real estate	$9,280	$8,961	$—	$7,740	$25,981
Commercial and industrial	281	530	—	—	811
Commercial construction	—	—	—	—	—
Total commercial loans	$9,561	$9,491	$—	$7,740	$26,792

1-4 Family	$2,199	$624	$—	$—	$2,823
Home equity	—	—	—	—	—
Residential construction	—	—	—	—	—
Total residential real estate	$2,199	$624	$—	$—	$2,823

Consumer	$272	$127	$—	$—	$399

Total loans	$12,032	$10,242	$—	$7,740	$30,014